UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 19, 2011

OPEXA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Texas	001-33004	76-0333165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2635 Technology Forest Blvd., The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 19, 2011, David Hung, M.D., a member of the Board of Directors of Opexa Therapeutics, Inc. (the “Company”), advised the Company that he will not be standing for re-election when his current term expires at the 2011 annual meeting of shareholders.  Dr. Hung’s decision is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company’s Board of Directors has nominated Gail J. Maderis for election as a director at the upcoming annual meeting.  Ms. Maderis currently serves as President and CEO of BayBio (Bay Area Bioscience Association), an independent, non-profit trade association serving the life sciences industry in Northern California.  Ms. Maderis was previously President and CEO of FivePrime Therapeutics, Inc., a biotechnology company focused on the discovery and development of innovative protein and antibody drugs, and prior to that, held general management positions at Genzyme Corporation, including founder and president of Genzyme Molecular Oncology, a publicly traded division of Genzyme, and corporate vice president of Genzyme Corporation.  She has served as a director of NovaBay Pharmaceuticals, Inc. since October 2010.  Ms. Maderis has been a member of several private company boards, and currently serves on The Mayor's Biotech Advisory Council of San Francisco, as well as the HBS Healthcare Initiative board.  Ms. Maderis received a B.S. degree in business from the University of California at Berkeley and an M.B.A. from Harvard Business School.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	September 22, 2011	OPEXA THERAPEUTICS, INC.

		By:	/s/ Neil K. Warma
Neil K. Warma
President & Chief Executive Officer

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